CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of our report dated July 24, 2020, relating to the financial statements and financial highlights, which appears in the Annual Report on Form N-CSR for the year ended May 31, 2020 of the AMG GW&K International Small Cap Fund (formerly AMG Managers Cadence Emerging Companies Fund). We also consent to the references to us under the headings “Financial Statements”, “Disclosure of Portfolio Holdings”, “Independent Registered Public Accounting Firm” and “Financial Highlights” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Boston, MA

December 22, 2020